Exhibit 10.22
DATED 13th December 1996
SLOUGH PROPERTIES LIMITED
- to -
AZUR ENVIRONMENTAL LIMITED

LEASE
Premises known as Winnersh 540
Winnersh Triangle Wokingham Berkshire

Nabarro Nathanson
50 Stratton Street
London WIX 6NX
Tel: 0171 493 9933
JE/JUS/S2883/224/lms WP2077A 31/10/96

PARTICULARS

DATE OF THIS DEED	:	13th December 1996

LANDLORD	:	SLOUGH PROPERTIES LIMITED

Registered office	:	234 Bath Road Slough SL1 4EE

Company Registration No.	:	448911

TENANT	:	AZUR ENVIRONMENTAL LIMITED

Registered office	:	The Coach House 24A Tile House
Street Hitchin Hertfordshire SG5
2DY

Company Registration No.	:	2538199

SURETY	:	None

ESTATE	:	the area from time to time comprising the
Landlord's estate at Winnersh Triangle
Workingham of which the Premises form part the
present such area being shown for identification
only edged red on the Estate Plan

LAND	:	the land off Eskdale Road on the
Estate shown edged red on the Lease Plan

BUILDING	:	the building (presently known as Winnersh
540) on the Land which (with the Fixtures
and any car parking and landscaping
facilities) is described in the First
Schedule

COMMENCEMENT DATE	:	25th November 1996

TERM	:	20 years together with the period of any
continuation or extension of the tenancy
granted by this Lease

RENT COMMENCEMENT DATE	:	9th December 1996

RENT	:	until 25th May 1997 the sum of
£47.916 per annum and thereafter £95.832
per annum subject to review as provided in
this Lease

REVIEW DATES	:	25th November 2001 and each
fifth anniversary of that date

PERMITTED USE	:	use for any purpose within Classes B1 and
B8 of the Schedule to the Town and Country
Planning (Use Classes) Order 1987 (as
amended or replaced from time to time)

CONTENTS

CLAUSE	SUBJECT
1.	DEFINITIONS
2.	INTERPRETATION
3.	DEMISE
4.	TENANT’S COVENANTS
4.1	Payment of rent
4.2	Interest on late payments
4.3	Payment of rates etc
4.4	Exterior painting
4.5	Interior painting
4.6	Repair
4.7	Yielding up
4.8	Reinstatement
4.9	Landlord’s access
4.10	Default remedies of the Landlord
4.11	Signs and aerials
4.12	Use
4.13	Refuse and rubbish
4.14	Nuisance
4.15	Estate regulations
4.16	Estate Roads and Accessways etc
4.17	Acts prejudicial to insurance
4.18	Safeguarding the Premises
4.19	Planning Applications
4.20	Alterations

CLAUSE	SUBJECT
4.21	Statutory obligations
4.22	Alienation
4.23	Registration of dealings
4.24	Reletting and sale boards
4.25	Costs of licences and notices as to breach of covenant
4.26	Indemnity
4.27	VAT
4.28	Defects
4.29	Costs of party items
4.30	Documents affecting title
5.	LANDLORD’S COVENANTS
5.1	Quiet Enjoyment
5.2	Insurance
5.3	Estate Roads and Parking etc
6.	CONDITIONS
6.1	Repossession on Tenant’s default
6.2	Benefit of insurance and abatement of rent
6.3	Notices
6.4	Repair of Estate Roads etc
6.5	Closure of facilities
7.	RENT REVIEW
8.	TENANT’S OPTION TO DETERMINE
9.	SURETY

SCHEDULES

First Schedule		Building
Second Schedule	Part 1	Rights
	Part 2	Exceptions and Reservations
Third Schedule		Obligations of the Surety
Fourth Schedule		Rent review memorandum
Fifth Schedule		Documents and matters affecting title
Sixth Schedule	Part 1	Service Charge for the Estate
	Part 2	Costs or Winnersh 500 facilities
	Part 3	Costs of Additional Access
Seventh Schedule		Materials referred to in clause 4.18.2

THIS LEASE is made on the date and between the parties stated in the Particulars
WITNESSES as follows:
1.	DEFINITIONS

In this Lease the following expressions have the meanings indicated:

“Accessways”	the roads and ways shown for the purpose of identification only hatched brown on the Lease Plan

the “Act”	means the Landlord and Tenant (Covenants) Act 1995

“Additional Access”	the areas shown for the purpose of identification only hatched brown and cross hatched black on the Lease Plan

“Adjoining Premises”	the premises known as Winnersh 545 demised by a lease of even date made between the Landlord and the Tenant

“Authorised	the meaning defined in and for the purposes of

Guarantee Agreement”	Section 16 of the Act and the form of such Agreement shall be as reasonably required by the Landlord

“Common Areas”	the Estate other than the Premises and other areas let or intended by the Landlord to be let but including the whole of the Estate Roads

“Conducting Media”	all sewers drains pipes wires watercourses subways cables apparatus conduits and any other media or works for the conduct or transmission of any service matter or material (including any media and works in respect of the sprinkler system at the Estate)

“Estate Plan”	the plan marked Estate Plan attached to this Lease

“Estate Roads”	1.	the roads pavements and paths shown for the purpose of identification only hatched brown on the Estate Plan (or any road pavement or path at any time replacing any of them) and

	2.	such other roads pavements and paths at Winnersh Triangle (whether or not on or forming part of the Estate) as may from time to time serve or be available for use generally by tenants and occupiers in connection with premises on the Estate but excluding any that may be or become any public highway or footpath

“First Schedule”	the schedule referred to in the First Schedule including any amended or substituted schedule describing any other building (and its fixtures equipment and other items) erected on the Land by the Landlord pursuant to this Lease

“Fixtures”	the Landlord’s fixtures from time to time on or forming part of the Land including the fixtures equipment and items which with the Building are described in the First Schedule

“Full Reinstatement Value”	the costs (including demolition professional fees and any value added tax payable) which would be likely to be incurred in carrying out repair or reinstatement in accordance with the requirements of this Lease at the time when such repair or reinstatement is likely to take place having regard to current building techniques and materials

“Insured Risks”	fire lightning earthquake explosion aircraft riot storm tempest flood burst pipes malicious damage and impact damage and such other insurable risks and on such terms and subject to such exclusions as the Landlord may from time to time consider reasonably necessary but excluding any risks which the Landlord shall decide from time to time not to include in any policy (whether on the grounds of unavailability of insurance cover for that risk or otherwise) but so that the Landlord shall give at least fourteen days’ prior notice in writing to the Tenant of any risk ceasing to be covered by any policy

“Landscaped Areas”	those parts of the Land as are hatched green on the Lease Plan

“Lease Plan”	the plan marked “Lease Plan” attached to this Lease

“Loss of Rent”	the loss of the rent first reserved by clause 3 for such period (being not less than three years) as may reasonably be required by the Landlord from time to time having regard to the likely period required for reinstatement in the event of both partial and total destruction and in an amount which would take into account potential increases of rent in accordance with clause 7

“Parking Area”	such area or areas within the Land as are designated for parking and shown on the Lease Plan as demised car parking

“Planning Acts”	includes the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 and (the Planning (Consequential Provisions) Act 1990

“Premises”	the Land together with the Building (or any other building erected by the Landlord in its place) and all additions and the Fixtures and a reference to the “Premises” includes a reference to any part

“Prescribed Rate”	three per centum above the Base Rate of National Westminster Bank PLC from time to time (or such other clearing bank as the Landlord shall nominate) or (if such rate shall cease to be published) such other reasonable or comparable rate as the Landlord shall from time to time designate

“Service Charge”	the aggregate of the costs and liabilities referred to in Part 1 of the Sixth Schedule

“Service Charge Period”	the period in respect of which the Service Charge is calculated as determined from time to time by the Landlord and notified to the Tenant and initially is each consecutive period of twelve months ending on 31 December

“Sign Display”	the panel or panels installed by the Landlord on the Building for the display of name and logo signs the part of the Service Charge for which the Tenant is liable which shall be such fair and

“Tenant’s Proportion of the Service Charge”	proper proportion as the Landlord’s Surveyor shall from time to time determine acting as an expert

“Winnersh 500”	means that part of the Estate (of which the Premises form part) shown edged blue on the Lease Plan
2.   INTERPRETATION
2.1	The expressions “the Landlord” and “the Tenant” shall wherever the context so admits include their respective successors in title

2.2	Where the Tenant or the Surety (if any) for the time being are two or more persons the terms “the Tenant” and “the Surety” (if any) include the plural number and obligations expressed or implied to be made by such party are deemed to be made by such persons jointly and each of them severally

2.3	Words importing one gender include all other genders and words importing the singular include the plural and vice versa

2.4	References in this Lease to any statute or legislation (whether specific or general) include any other statute or legislation replacing amending or supplementing the same and any orders regulations bye-laws notices permissions approvals or consents thereunder

2.5	References in the Sixth Schedule to gross external areas mean such areas from time to time.
3.	DEMISE

The Landlord demises to the Tenant the Premises together with the Rights referred to in Part 1 of the Second Schedule but subject to the Exceptions and Reservations referred to in Part 2 of the Second Schedule and to any documents and matters referred to in the Fifth Schedule to hold to the Tenant for the Term starting on the Commencement Date yielding and paying therefor during the Term:
3.1	Rent

yearly the Rent and all increases arising from any review pursuant to the provisions in this Lease for the review of rent to be paid without any deduction or set off by equal quarterly payments in advance on the Twenty-fifth day of March the Twenty-fourth day of June the Twenty-ninth day of September and the Twenty-fifth day of December in every year the first payment for the period from and including the Rent Commencement Date up to and including the day immediately preceding the quarter day next after the date of this Lease to be made on the date of this Lease

3.2	Service Charge for the Estate

as additional rent the Tenant’s Proportion of the Service Charge in respect of the Estate in accordance with Part 1 of the Sixth Schedule

3.3	Winnersh 500 facilities

as additional rent the sums payable by the Tenant in respect of Winnersh 500 pursuant to and in accordance with Part 2 of the Sixth Schedule

3.4	Additional Access

as additional rent the sums payable by the Tenant in respect of the Additional Access pursuant to and in accordance with Part 3 of the Sixth Schedule

3.5	Insurance

as additional rent from time to time a sum or sums of money equal to the expense incurred by the Landlord in effecting or maintaining insurance in accordance with clause 5.2 (including any increased premium payable in respect of the Premises or any neighbouring property by reason of any act or omission by (or permitted by) the Tenant or an undertenant) as the Landlord shall from time to time effect such insurance for the Landlord’s benefit in the Full Reinstatement Value against the Insured Risks and the Loss of Rent such sum or sums to be paid on demand
4.	TENANT’S COVENANTS

The Tenant covenants with the Landlord as follows:
4.1	Payment of rents

To pay the respective rents and sums of money reserved and made payable at the times and in the manner in which the same are set out or referred to in clause 3 without any deduction or set off and to make all such payments to the Landlord on the due date through the Tenant’s bankers by the direct debit system

4.2	Interest on late payments

If the Tenant shall fail to pay any rents or any other sum payable under this Lease when the same is due (whether formally demanded or not) to pay to the Landlord as additional rent (but without prejudice to any other rights of the Landlord including those under clause 6) interest on all such rents or other sums from the due date for payment until the date actually paid at the Prescribed Rate current at such due date and any such interest shall be recoverable by the Landlord as rent in arrear

4.3	Payment of rates
4.3.1	To pay and indemnify the Landlord against all existing and future rates or other outgoings whatsoever imposed or charged upon the Premises or upon the owner or occupier in respect of the Premises

4.3.2	To pay and be responsible for all electricity gas and other services to the Premises
4.4	Exterior painting

In every third year and in the last year of the Term to prepare and paint the outside of the Building where usually or previously so painted in a good and workmanlike manner and otherwise properly to clean treat or decorate other parts of the outside of the Building as the same ought to be cleaned treated and decorated (such painting and decorating to be carried out in colours and patterns first approved in writing by the Landlord such approval not to be unreasonably withheld or delayed) and whenever necessary to renew or replace all seats and mastics

4.5	Interior painting

In every fifth year and in the last year of the Term to prepare and paint all the interior of the Building where usually or previously so painted in a good and workmanlike manner (all such painting in the last year of the Term to be carried out in colours and patterns first approved in writing by the Landlord) such approval not to be unreasonably withheld or delayed

4.6	Repair
4.6.1	Well and substantially to repair and maintain the Premises and the walls fences roads and Conducting Media in on or under the Premises (damage by any of the Insured Risks excepted unless the insurance moneys are withheld in whole or in part or the policy avoided by reason of any act or omission on the part of the Tenant or any undertenant or any employee contractor or invitee of either of them) and at all times to keep the same in good and substantial repair and condition and so repaired cleaned painted and maintained and further to keep all parts of the Premises clean and tidy and free from rubbish and waste materials

4.6.2	To keep the Parking Area for and suitable for the parking of vehicles only

4.6.3	Subject to clause 4.6.4 to keep the Landscaped Areas as landscaped areas maintained and planted as laid out and planted by the Landlord and in accordance with any general scheme for the Estate from time to time specified by the Landlord and to replace with equivalent specimens any plants that may die or need replacement and regularly to cut the grass and generally to tend nurture and maintain the Landscaped Areas

4.6.4	If the Landlord so requires at any time or from time to time not to do the things referred to in clause 4.6.3 (or such of them as may be notified to the Tenant) and shall give to the Tenant reasonable notice of such requirement but instead to pay to the Landlord on demand the reasonable and proper costs incurred by the Landlord in doing so or (where the Landlord incurs costs in relation to such Areas and all or any of the other areas shown hatched green on the Lease Plan) a proper proportion (as defined in paragraph 1.2 Part 2 of the Fifth Schedule) of the costs so incurred by the Landlord

4.6.5	Not in any event to harm or damage any of the Landscaped Areas or the landscaping or plants on them nor to alter such Areas or the scheme of landscaping and plants
4.7	Yielding Up

At the expiration or sooner determination of the Term to yield up the Premises in good and substantial repair and consistent with the full and due compliance by the Tenant with its obligations under this Lease and to remove such tenant’s trade fixtures and fittings and any signs erected by or at the instance of the Tenant making good any damage caused by such removal

4.8	Reinstatement
4.8.1	Three months before the expiry or sooner determination of the Term (unless or to the extent otherwise required in writing by the Landlord) to carry out such works as shall be necessary or desirable in order to ensure that the Premises or such part or parts of them as may be required by the Landlord conform with the description in the First Schedule

4.8.2	Immediately before the assignment or underletting of this Lease or of the lease of the Adjoining Premises (whether with or without the Landlord’s consent) separately from the other to carry out all such works as shall be necessary to ensure that the Premises and the Adjoining Premises are rendered separate and to reinstate any party walls and to remove all doors windows or other openings and to seal off any Conducting Media

4.8.3	All such works shall be carried out to the satisfaction of the Landlord and the Tenant shall apply for any necessary planning permission or approval which may be required under the Planning Acts or other legislation
4.9	Landlord’s access

On the giving of reasonable prior notice in writing to permit the Landlord or its agents at all times during the Term during reasonable hours in the day (or at any time in the case of emergency) with or without workmen and others to enter the Premises for the purpose of ascertaining that the covenants and conditions of this Lease have been performed and observed by the Tenant and examining (including opening up floors walls and ceilings where necessary to examine) the state of repair and condition of the Premises or for the purpose of taking inventories of the Landlord’s fixtures or of carrying out works on the adjoining property of the Landlord and of exercising any of the Exceptions and Reservations referred to in Part 2 of the Second Schedule the Landlord causing as little damage and inconvenience as practicable and as soon as practicable making good all damage caused in the exercise of such right

4.10	Default remedies of the Landlord

If within three months after service of a notice from the Landlord requiring the Tenant to remedy any breach of covenant relating to the state of repair or condition of the Premises or otherwise to the carrying out of any works or actions (or earlier in case of emergency) the Tenant shall not have commenced and proceeded diligently and expeditiously such works or actions then to permit the Landlord to enter upon the Premises and execute all or any such works or actions and the Landlord’s proper costs and expenses (including the Landlord’s surveyors and other professional fees in connection therewith) together with interest thereon at the Prescribed Rate current at the date one month after service of such notice for the period from that date to the date of payment shall be a debt due from the Tenant to the Landlord and be forthwith recoverable as rent in arrear

4.11	Signs and aerials

Not to erect any pole mast or aerial or erect or display any sign noticeboard or advertisement on any part of the Premises but the Tenant shall install and maintain in the Sign Display an appropriate sign (to the prior written approval of the Landlord not to be unreasonably withheld) showing the name of the Tenant and (if applicable) its logo but showing no other information

4.12	Use
4.12.1	Not to use the Premises or any part thereof otherwise than for the Permitted Use and not at any time to store anything on any part of the Premises outside the Building

4.12.2	To use only for the parking of vehicles the Parking Area (but not to park any trailers on such Area) and to require employees to use only such Area for the parking of their vehicles and to enforce such requirement by all reasonable means available to the Tenant as an employer
4.13	Refuse and rubbish
4.13.1	To ensure that all refuse rubbish and waste material is put in secure and closed containers designed for that purpose and to take all appropriate measures to prevent escape of refuse rubbish or waste materials from such containers

4.13.2	To make and maintain satisfactory arrangements for the regular removal of all refuse rubbish and waste materials from the Premises so often as is necessary

4.13.3	If the Tenant fails to take immediately such steps as may be necessary to comply with clause 4.13.1 or 4.13.2 after notice from the Landlord requiring it to do so to permit the Landlord or others authorised by it (if the Landlord decides to do so) to enter the Premises to carry out removal of refuse rubbish or waste materials (whether or not on a regular basis) and to pay to the Landlord on demand all proper costs and expenses incurred by the Landlord in connection with any removal arrangements which it makes
4.14	Nuisance
4.14.1	Not to use the Premises or any part of them for any illegal purpose nor to carry out on or from the Premises any noisy noxious dangerous or offensive act activity or business nor anything which may be or become a nuisance or damage to the Landlord or any of its tenants or the occupiers of any premises in the neighbourhood and in particular not to do or permit to be done anything which might cause electronic or radio interference with any adjoining or neighbouring premises

4.14.2	Not to do anything which would or might lead to any contamination of the Premises or pollution of the environment or lead to the pollution obstruction damaging or overloading of the Conducting Media and to carry out (or at the Landlord’s election to pay to the Landlord the proper costs and fees of carrying out) all works necessary to remedy the contamination or pollution or to remove the source of the contamination or pollution

4.14.3	Where the Tenant has failed to observe any of the obligations in this clause 4.14 to pay to the Landlord the proper costs incurred by it in obtaining such reports as the Landlord may reasonably require to establish what damage or harm may have been caused to the Premises or other property of the Landlord and the remedial cleaning or other works necessary

4.14.4	Not to discharge or allow to enter into any underground or other waters any poisonous noxious or harmful effluent liquid or substance
4.15	Estate Regulations

To observe such reasonable regulations as may from time to time be made by the Landlord for the purposes of good estate management

4.16	Estate Roads and Accessways etc
4.16.1	To take all necessary precautions to prevent damage or excessive wear and tear to or any avoidable obstruction of any of the Estate Roads the Accessways or the Additional Access and to pay to the Landlord on demand all proper costs and expenses of making good any damage (other than normal wear and tear) caused to any of them by the Tenant or any undertenant or any of their respective employees contractors or visitors

4.16.2	In particular not to impede or interfere with the reasonable use of the Additional Access by the occupiers of any other unit on Winnersh 500 entitled to use it

4.16.3	Not to park or permit the parking by the employees or contractors of or visitors to the Tenant of vehicles on any of the Estate Roads or Accessways or the Additional Access or elsewhere on the Estate other than in accordance with clause 4.12.2
4.17	Acts prejudicial to insurance
4.17.1	Not to do anything as a result of which any policy of insurance against damage to the Premises or to any neighbouring premises may be prejudiced or payment of the policy moneys may be withheld in whole or in part or whereby the rate of premium in respect of any such insurance may be increased and to give notice to the Landlord forthwith upon the happening of any event which might affect any insurance policy relating to the Premises

4.17.2	In relation to the insurance effected by the Landlord in respect of the Premises to pay to the Landlord any excess required by the insurers or by the Landlord on demand by the Landlord following any damage or destruction by any Insured Risks where such excess would be applicable to any claim in respect of such damage or destruction
4.18	Safeguarding the Premises
4.18.1	With respect to fire precautions and safeguarding the Premises against damage by any of the Insured Risks or otherwise to comply with all requirements and recommendations of the insurers of the Premises or the relevant insurance brokers or of the fire brigade or local authority

4.18.2	Not to store or bring on to or allow to remain on the Premises any article substance or liquid of a specially combustible inflammable or explosive nature or which may be a source of contamination PROVIDED that for so long as the Tenant is Azur Environmental Limited the storage on the Premises of reasonable quantities of the items listed in the Seventh Schedule for purposes solely connected with the business of Azur Environmental Limited shall be deemed not to be a breach of this clause

4.18.3	To give written notice to the Landlord upon the occurrence of any contamination of the Premises and also upon the occurrence of any pollution of the environment in breach of any legislative provision caused by any use of or action or activity on the Premises

4.19	Planning Applications

Not without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) to make any application for any consent under the Planning Acts

4.20	Alterations

Not to erect or place any new building or structure whatsoever on the Premises (including any temporary or moveable building or structure) and not to make any alteration whether structural or otherwise or any addition to the Premises or to the Building or to any buildings which may be erected on the Premises PROVIDED THAT the Tenant may with the written consent of the Landlord (such consent not to be unreasonably withheld or delayed) erect install or alter internal demountable partitions not affecting the structure of the Building

4.21	Statutory obligations
4.21.1	At the Tenant’s expense to comply in all respects with the provisions of all statutes and legislation (whether now or subsequently in force) affecting or applicable to the Premises or their use and forthwith to give notice to the Landlord of any notice direction or order made by any local or competent authority

4.21.2	Where required by statute or legislation the Tenant shall maintain a health and safely file for any works carried out to the Premises and shall comply with the Construction (Design and Management) Regulations 1994 in respect thereof and provide to the Landlord upon reasonable request a copy of such file
4.22	Alienation
4.22.1	Not to charge or mortgage either the whole or any part of the Premises nor to assign underlet share or part with the possession or occupation of any part of the Premises nor to permit any such dealing under a permitted underlease

4.22.2	Not to hold or occupy the Premises or any part as nominee trustee or agent or otherwise for the benefit of any other person

4.22.3	Not to assign or underlet the whole of the Premises without the prior consent in writing of the Landlord (such consent not to be unreasonably withheld where the provisions hereinafter contained are satisfied)

4.22.4	It is agreed that the Landlord will not be deemed to be unreasonable in withholding consent to a proposed assignment of the whole of the Premises if it is withheld on the ground (and it is the case) that one or more of the circumstances mentioned below exist (whether or not such withholding is solely on such ground or on that ground together with other grounds):
4.22.4.1	that in the reasonable opinion of the Landlord the effect of the proposed assignment upon the value of the Landlord’s reversionary interest in the Premises would be to diminish or otherwise adversely affect such value

4.22.4.2	that in the reasonable opinion of the Landlord the effect of the assignment would mean that there is a reduced likelihood of the tenant’s covenants and obligations in this Lease being fulfilled

4.22.4.3	that the proposed assignee is an associated company of the Tenant
4.22.5	On any assignment:-
4.22.5.1	The Tenant will enter into an Authorised Guarantee Agreement which will be in such form as the Landlord may reasonably request and be prepared by or on behalf of the Landlord and at the cost of the Tenant and under which the assignor will agree (inter alia) with the Landlord:-
4.22.5.1.1.1	that it is liable as sole or principal debtor in respect of all obligations to be owed by the assignee under the Tenant Covenants (as defined in Section 28 of the Act) in this Lease

4.22.5.1.1.2	to be liable as guarantor in respect of the assignee’s performance the Tenant Covenants (as above defined) in this Lease (provided that such liability shall be no more onerous than the liability to which the assignor would be subject in the event of his being liable as sole or principal debtor in respect of the obligations owed by the assignee under the said Tenant Covenants)

4.22.5.1.1.3	In the event of this Lease being disclaimed to enter into a new lease of the Premises the term of which shall expire simultaneously with the date upon which (but for any such disclaimer) this Lease would have expired by effluxion of time (and not by any other means) and the Tenant Covenants shall be identical to (mutatis mutandis but in any event no more onerous than) the Tenant Covenants in this Lease
4.22.5.2	If the Landlord reasonably so requires the Tenant shall obtain acceptable guarantors for any person to whom this Lease is to be assigned who will covenant with the Landlord on the terms (mutatis mutandis) set out in the Third Schedule

4.22.5.3	If the Landlord reasonably so requires the proposed assignee will prior to the assignment enter into such reasonable rent deposit arrangement and/or provide such additional security for performance by the proposed assignee of its obligations under this Lease as the Landlord may reasonably require

4.22.5.4	The proposed assignee shall enter into a covenant with the Landlord to pay the rents reserved by and perform and observe the covenants on the part of the Tenant contained in this Lease
4.22.5.4.1	clauses 4.22.4 and 4.22.5 shall operate without prejudice to the right of the Landlord to impose any further conditions upon a grant of consent where such imposition is reasonable
4.22.6	Not to underlet the whole of the Premises without the prior consent in writing of the Landlord otherwise than at a rent which is not less than the open market rental value of the Premises (being in any event not less than the rent then payable under this Lease) without a line or premium and with provision for upwards only rent reviews coinciding with the reviews under this Lease and in other respects with materially the same covenants and conditions as are contained in this Lease

4.22.5	Not to vary the terms of any underlease permitted under this clause 4.22 without the Landlord’s written consent and throughout the term of any underlease to require the undertenant at all times to perform and observe the Tenant’s covenants (except as to the payment of rent) and the conditions contained in this Lease

4.22.6	The Landlord may as a condition for giving its consent for any permitted underletting require the proposed underlessee to enter into a direct covenant with the Landlord to perform and observe the Tenant’s covenants and the conditions contained in this Lease (save as to payment of rent)

4.22.7	Upon the Landlord consenting to an underletting of the Premises procure that the underlessee covenants with the Landlord:
4.22.7.1	Not to assign (or agree to do so) any part of the Premises (as distinct from the whole) and not to charge or underlet or share or (save by way of an assignment of the whole) part with possession of or permit any person to occupy the whole or any part of the Premises

4.22.7.2	Not to assign (or agree to do so) the whole of the Premises without the prior consent in writing of the Landlord (such consent not to be unreasonably withheld)
4.22.8	To notify the Landlord in writing with relevant details within fourteen days of any rent payable under an underlease being reviewed

4.22.9	In the event that any circumstances or conditions specified in clauses 4.22.4 and 4.22.5 above are framed by reference to any matter falling to be determined by the Landlord (or by any other person) if the Tenant disputes such determination then either the Landlord or the Tenant shall be entitled to require the matter or matters in question to be referred to an independent expert who in the absence of agreement between the parties shall be appointed on the application of either party by the President of the Royal Institution of Chartered Surveyors and the determination of such independent expert shall be conclusive as to the matter or matters in question and shall be final and binding on the parties and his costs shall be met by the parties in such proportions as the independent expert shall determine
4.23	Registration of dealings

Within one month after the execution of any assignment or underlease permitted under this Lease or any assignment of such underlease or after any devolution by will or otherwise of the Term or after any other dealing with this Lease to supply a certified copy of the deed or instrument effecting the same to the Landlord and to pay such reasonable fee as the Landlord may require for registration

4.24	Reletting and sale boards

To permit the Landlord or its agents to enter upon the Premises and to affix upon any suitable part (which does not obscure the Tenant’s own signs) a notice board for reletting or selling the same and not to remove or obscure the same and to permit all persons authorised in writing by the Landlord or its agents on the giving of reasonable prior written notice to view the Premises during business hours in the daytime

4.25	Costs of licences and notices as to breach of covenant

To pay on demand and indemnify the Landlord against all costs charges and expenses) (including professional fees) reasonably and properly incurred by the Landlord arising out of or incidental to any application made by the Tenant for any consent or approval of the Landlord and against all costs charges and expenses (including any professional fees) properly incurred by the Landlord arising out of or incidental to any breach of the Tenant’s covenants or the preparation and service of a schedule or interim schedule of dilapidations or any notice which the Landlord may serve on the Tenant whether served before or after the determination of this Lease (including a notice under Section 146 of the Law of Property Act 1925) requiring the Tenant to remedy any breach of any of its covenants or arising out of or in connection with any proceedings referred to in Sections 146 or 147 of that Act notwithstanding that forfeiture may be avoided otherwise than by relief granted by the Court

4.26	Indemnity

To be responsible for and to indemnify the Landlord against:
4.26.1	all damage loss or injury occasioned to the Premises or any adjoining premises or to the Accessways the Additional Access the Landscaped Areas or any Conducting Media or to any person or chattel (whether or not upon the Premises) caused by any act default or negligence of the Tenant or any undertenant or the servants agents licensees or invitees of either of them or by reason of any defect in the Premises and

4.26.2	all losses damages costs expenses claims and proceedings incurred by or made against the Landlord arising out of any breach by the Tenant of any of its obligations arising by virtue of this Lease
4.27	VAT

To pay to the Landlord upon demand any value added tax chargeable upon:
4.27.1	any supply made by the Landlord to the Tenant pursuant to this Lease so that all consideration for any such supply is exclusive of value added tax

4.27.2	any supply (whether made to the Landlord or to a third person) where pursuant to this Lease the Tenant is required to pay to the Landlord any sum in respect of any costs fees expenses or other expenditure or liability (of whatever nature) in connection with that supply except to the extent that any such value added tax may be recoverable by the Landlord from H.M. Customs and Excise
PROVIDED ALWAYS that the Landlord will produce a valid VAT invoice to the Tenant within 14 days of receipt of any payment of VAT from the Tenant

4.28	Defects

To inform the Landlord as soon as practicable in writing of any defect in the Premises which might give rise to a duty imposed by common law or statute on the Landlord and to indemnify the Landlord against all actions costs claims and liabilities suffered or incurred by or made against the Landlord in respect of the Premises under the Defective Premises Act 1972

4.29	Costs of party items

In so far as the Tenant is not obliged to contribute to the costs of the same under any other provision of this Lease to pay a fair and proper proportion of the expense (including any professional fees) of repairing rebuilding painting maintaining cleaning and lighting all party structures and all roofs conducting media boundary structures forecourts yards roads ways entrances passages staircases balconies and other amenities or things the use or benefit of which is common to the Premises and any adjoining or neighbouring premises such proportion to be determined by the Landlord’s Surveyor whose determination shall (save in the case of manifest error) be final and binding on the Tenant

4.30	Documents affecting title

To perform and observe the provisions of the documents and the other matters referred to in the Fifth Schedule so far as they affect or relate to the Premises
5.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant:
5.1	Quiet enjoyment

That the Tenant performing and observing the covenants conditions and agreements contained in this Lease shall and may peaceably and quietly hold and enjoy the Premises during the Term without any lawful interruption or disturbance by the Landlord or any person rightfully claiming through or under it

5.2	Insurance

At all times during the Term to keep the Premises insured for the Landlord’s benefit in the Full Reinstatement Value against the Insured Risks and if the Premises are damaged or destroyed by any of the Insured Risks the Landlord will with all convenient and practicable speed repair or reinstate the Premises using such materials as are then appropriate subject to all necessary consents and licences being obtained

Provided that:
5.2.1	the Landlord’s obligations under this covenant shall cease if the insurance shall be rendered void or voidable or the policy moneys withheld in whole or in part by reason of any act or default of the Tenant or any undertenant or any of their respective employees contractors licensees or invitees

5.2.2	if the Premises are destroyed or so seriously damaged by any Insured Risk as to require (in the opinion of the Landlord’s surveyor whose decision shall be final and binding upon the Parties) substantial reconstruction then the Landlord may at any time within six months’ notice in writing to determine this Lease and immediately upon the expiry of that notice this demise shall determine but without prejudice to the rights and remedies of any party against any other in respect of any antecedent claim or breach of covenant and all insurance money shall be the absolute property of the Landlord
5.3	Estate Roads and Parking etc

Subject to payment by the Tenant of the Tenant’s Proportion of the Service Charge in accordance with Part 1 of the Sixth Schedule and any sums payable in accordance with Part 2 of the Sixth Schedule the Landlord shall:
5.3.1	maintain and repair such of the Estate Roads as are within the Estate and use all reasonable endeavours to do so (or to procure that it be done) in respect of the remainder of the Estate Roads until (in each case) adoption by the highway authority and

5.3.2	maintain and repair the Accessways and the Additional Access.
6.	CONDITIONS

Provided always and it is hereby agreed and declared as follows:
6.1	Re-possession on Tenant’s default

If at any time during the Term:
6.1.1	the rents reserved by this Lease or any of them or any part of them shall be in arrear for fourteen days after the same shall have become due (whether legally demanded or not) or

6.1.2	the Tenant shall at any time fail or neglect to perform or observe any of the covenants conditions or agreements on its part to be performed and observed contained in this Lease or in any licence approval or consent given by the Landlord to the Tenant in relation to the Premises or in any other deed supplemental to this Lease or by which this Lease may be varied or

6.1.3	the Tenant either shall (being a corporation) have an application made for an administration order (whether or not at its instance) or enter into liquidation whether compulsory or voluntary (not being a voluntary liquidation for the purpose of reconstruction only) or (being an individual) become bankrupt or

6.1.4	the Tenant shall make any arrangement or composition with creditors or suffer any distress or execution to be levied on property of the Tenant or have an encumbrancer take possession or a receiver appointed in respect of the same then and in any such case it shall be lawful for the Landlord (or any person or persons duly authorised by it in that behalf) to re-enter into or upon the Premises and thereupon the Term shall absolutely cease and determine but without prejudice to the rights and remedies of the Landlord in respect of any antecedent breach of any of the covenants conditions or agreements contained in this Lease

6.2	Benefit of insurance and abatement of rent
6.2.1	The benefit of all insurance effected by the Landlord under this Lease or otherwise in respect of the Premises or the Estate shall belong solely to the Landlord but if the Premises or any part of them shall at any time be destroyed or damaged by any of the Insured Risks so as to be unfit for occupation or use then and in every such case (unless the Landlord’s policy of insurance in relation to the Premises shall have been rendered void or voidable or the policy moneys withheld in whole or in part by reason of the act default or omission of the Tenant or any undertenant or any of their respective employees contractors licensees or invitees) the rent first reserved by this Lease or a fair and just proportion thereof according to the nature and extent of the damage sustained shall be suspended and cease to be payable until the Building shall have been repaired or reinstated and made fit for occupation or use in accordance with clause 5.2

6.2.2	No account shall be taken of damage in relation to any alteration or improvement to the Premises carried out otherwise than by the Landlord unless such alteration or improvement has in fact been taken into account in effecting both the insurance of the Premises and the insurance in respect of the Loss of Rent

6.2.3	Any dispute between the Landlord and the Tenant concerning the proportion or duration of the suspension or cesser shall be determined by an arbitrator appointed in default of agreement between the Landlord and the Tenant on the application of either of them by the President of the Royal Institution of Chartered Surveyors and any such reference shall be a submission to arbitration within the Arbitration Acts 1950 and 1979
6.3	Notices

The provisions of Section 196 Law of Property Act 1925 (as amended) shall apply to the giving and service of all notices and documents under or in connection with this Lease

6.4	Repair of Estate Roads etc

The Landlord shall have no liability to the Tenant:
6.4.1	in relation to any failure to maintain and repair the Estate Roads the Accessways or the Additional Access unless the Tenant has given written notice to the Landlord of the relevant aspect of non maintenance or disrepair or

6.4.2	on the grounds of disrepair of the Estate Roads caused by traffic using the Estate Roads for the purposes of the development of other parts of the Estate or the carrying out of works on the Estate but so that the disrepair shall be made good within a reasonable period after the Estate Roads have ceased to be so used
6.5	Closure of facilities

Subject to the Landlord using all reasonable endeavours to procure alternative access to the Premises the Landlord may temporarily close or withdraw from use any of the Estate Roads the Accessways or the Additional Access to permit the carrying out of any repairs maintenance or works by it or any person authorised by it and in such circumstances the Tenant shall have no claim against the Landlord in connection with any such closure or withdrawal the person carrying out such works endeavouring to keep such closure or withdrawal to the minimum reasonably required
7.	RENT REVIEW
7.1	In this clause:

“Assumptions”	means the assumptions that:

	1.	the Premises are in good and substantial repair and condition

	2.	the Landlord and the Tenant have complied with all their respective covenants and obligations imposed by this Lease on each of them

	3.	all parts of the Premises are fit and ready for use for the Permitted Use

	4.	that the rent at which the Premises could reasonably be expected to be let is that which would be payable after the expiry of any rent free period or after the receipt of such other rent concession or inducement (in each case for whatever reason) as may be negotiated in the open market between a landlord and a tenant upon a letting of the Premises

	5.	no work has been carried out on the Premises during the Term which has diminished the rental value of the Premises and

	6.	any damage to or destruction of the Premises or any means of access to them has been fully reinstated

“Current Rent”	means the yearly rent reserved by this Lease (disregarding any suspension of rent under any other provision of this Lease) as varied from time to time pursuant to this clause

“Matters to be Disregarded”	means each of the following matters so far as they may affect rental value:

	1.	the fact that the Tenant has previously been in occupation of the Premises

	2.	any goodwill attaching to the Premises by reason of the carrying on of the business of the Tenant at the Premises and

	3.	any improvement to the Premises carried out during the Term by the Tenant or undertenant other than improvements effected at the expense of the Landlord or pursuant to any obligation to the Landlord whether under the provisions of this Lease or any other deed or document

“New Rent”	as at any Review Date means the higher of:
	1.	the Current Rent immediately before that Review Date and

	2.	the Rental Value as at that Review Date

“President”	means the President for the time being of the Royal Institution of Chartered Surveyors any other body reasonably specified by the Landlord
“Rental Value”	as at any Review Date means the open market rental value of the Premises at that Review Date:
	1.	as agreed by the Landlord and the Tenant or

	2.	as determined by a Valuer pursuant to the provisions of this clause

“Valuer”	means a chartered surveyor who has experience of practice in property of the nature and type of the Premises and who is acquainted with the market in the area in which the Premises are located
7.2	The New Rent shall be payable from and including each Review Date.

7.3	If the New Rent has not been agreed by the date which is three months before the relevant Review Date either the Landlord or the Tenant may require the Rental Value to be determined by a Valuer

7.4	Where the Rental Value is to be determined by a Valuer and the Landlord and the Tenant do not agree as to his appointment within twenty one days of either of them putting forward a nomination to the other such Valuer shall be appointed at the request of either party by the President

7.5	The Valuer shall act as an expert and not as an arbitrator and his decision (including any decision as to the costs of such determination) shall be final and binding on the parties

7.6	The Valuer shall upon appointment either by the parties or the President be required upon his determination to provide a reasoned award to the Landlord and the Tenant

7.7	Notwithstanding that the Valuer shall act as an expert the Landlord and the Tenant shall each be entitled to make representations and counter-representations to such Valuer a copy of which shall be supplied by the Valuer to the other of them and in making an award as to costs the Valuer shall have regard to the representations and counter-representations made to him

7.8	The Valuer shall determine the Rental Value as the best yearly open market rack rental value at which the Premises might reasonably be expected to be let with vacant possession in the open market by a willing lessor to a willing lessee for a term of years equal in length to the balance unexpired of the Term as at the relevant Review Date and on the terms and conditions of a lease which are otherwise the same as this Lease except as to the actual amount of the Current Rent and the date on which the term commences and making the Assumptions but taking no account of the Matters to be Disregarded

7.9	If by the relevant Review Date the New Rent has not been ascertained (whether or not negotiations have commenced) the Tenant shall continue to pay the Current Rent on each day appointed by this Lease for payment of Rent until the New Rent has been ascertained and upon such ascertainment of the New Rent the Tenant will pay to the Landlord as arrears of rent an amount equal to the difference between the New Rent and the Current Rent actually paid for the period since the relevant Review Date together with interest on the difference at 3% below the Prescribed Rate

7.10	In no event shall the yearly rent payable by the Tenant to the Landlord after the relevant Review Date be less than the yearly rent payable by the Tenant to the Landlord immediately before such relevant Review Date

7.11	A memorandum in the form set out in the Fourth Schedule of any increased rent determined pursuant to this clause 7 shall as soon as may be after such determination be prepared in duplicate and signed by or on behalf of the Landlord and Tenant
8.	TENANT’S OPTION TO DETERMINE
8.1	In this clause “Termination Date” means November 2001 or November 2006

8.2	Subject to the pre-conditions in clause 8.3 being satisfied on the relevant Termination Date, and subject to clause 4.8 the Tenant may determine the Term on a Termination Date by giving the Landlord not less than six months’ written notice, which notice must be expressed to be given under section 24(2) of the Landlord and Tenant Act 1954. The Term will then determine on the relevant Termination Date, but without prejudice to any

8.3	The pre-conditions are that:
8.3.1	vacant possession of the whole of the Premises is given to the Landlord; and

8.3.2	all rent and other sums due under this Lease up to the relevant Termination Date have been paid in full and all the Tenant’s obligations in this Lease up to the relevant Termination Date have been substantially complied with
8.4	The Landlord may waive any of the pre-conditions set out in clause 8.3 at any time before the relevant Termination Date by written notice to the Tenant

8.5	The Tenant will cancel any registration it has made in connection with this clause within 15 working days of the relevant Termination Date

8.6	Time will be of the essence for the purposes of this clause
IN WITNESS of which this Lease has been executed and is delivered as a deed on the date appearing as the date of this Lease
FIRST SCHEDULE
Description of the Building and Fixtures
The schedule annexed to this Lease headed “The First Schedule”
SECOND SCHEDULE
Part 1
The Rights
1.	The right in common with the Landlord and all other persons now or at any time after the date of this Lease similarly entitled to pass at all times and for all purposes connected with the proper use of the Premises in accordance with this Lease:

1.1	with or without vehicles over and along the Estate Roads and the Accessways and (except for that part hatched purple on the Lease Plan) the Additional Access until in each case adoption by the highway authority and

1.2	on foot only over and along that part of the Additional Access shown hatched purple on the Lease Plan
2.	The right in common with the Landlord and all other persons now or at any subsequent time entitled to a similar right to the free passage and running of water soil gas electricity and other services from and to the Premises through the Conducting Media in the Estate other than those adopted by the relevant statutory undertaker

3.	The right of support and protection for the Premises from the remainder of Winnersh 500

4.	So far as necessary and in any event subject to any licence required by clause 4.20 the right to enter upon so much of the area shown hatched green on the Lease Plan as lies to the rear of the Land to install and thereafter at all times to maintain repair renew and rebuild an air conditioning plant
Part 2
The Exceptions and Reservations
1.	To the Landlord and all others authorised by it the free and uninterrupted passage and running of water soil gas electricity and telephone or any other service or supply from the other buildings and land of the Landlord and its tenants adjoining or near the Premises and from the land and premises of others so authorised as aforesaid through the Conducting Media which are now or may hereafter be in through under or over the Premises

2.	To the Landlord and all others authorised by it the right at all times to enter the Premises with all necessary equipment for the purposes of:

2.1	carrying any repairs maintenance or works to or in relation to the Accessways and (where clause 4.6.5 applies) the Landscaped Areas including the right to use and take water from any external water supply at the Premises for the purposes of maintenance of planting and landscaping at Winnersh 500

2.2	laying constructing installing replacing repairing maintaining or altering any Conducting Media now or hereafter in through under or over the Premises or any adjoining property or making connections to any such Conducting Media

2.3	carrying out inspections of or tests to any such Conducting Media

2.4	doing such other things in relation to any Conducting Media which directly or indirectly serve or are connected to other premises as the Landlord considers proper to ensure that such Conducting Media are in good working order and condition and

2.5	exercising any of the rights of the Landlord contained in this Lease.
The Landlord causing as little damage and inconvenience as practicable in the exercise of such rights and as soon as practicable making good all damage caused
3.	To the Landlord full right and liberty at any time hereafter or from time to time to execute works and erections upon or to alter or rebuild any of the buildings erected on any part of the Estate and to use its Estate and each part of it in such manner as the Landlord may think fit notwithstanding that the access of light and air to the Premises may thereby be interfered with

4.	To the Landlord and other the tenants and occupiers of other parts of Winnersh 500 the right of support and protection from the Premises

5.	To the Landlord the right to install and retain on the Land columns for the provision of lighting security or other services for Winnersh 500 and the right to enter the Premises with all necessary equipment for such purposes or for maintaining altering or replacing such column the Landlord causing as little damage and inconvenience as practicable in the exercise of such rights and as soon as practicable making good all damage caused
THIRD SCHEDULE
Obligations of the Surety
1.	If at any time the Tenant shall not pay any of the rents or other sums payable under this Lease or perform and observe any of the covenants conditions or other terms of the Lease the Surety shall pay such rents or other sums or observe or perform such covenants conditions or other terms

2.	By way of separate and additional liability and notwithstanding that the guarantee in paragraph 1 may be unenforceable or invalid for any reason the Surety indemnifies the Landlord against all proper losses damages costs and expenses suffered or incurred by the Landlord arising out of or in connection with any failure by the Tenant to pay any of the rents and sums or to perform and observe any of the covenants conditions or other terms referred to in paragraph 1

3.	If:
3.1	the Tenant shall be wound up or (being an individual) become bankrupt and its liquidator or trustee in bankruptcy shall disclaim this Lease or

3.2	the Tenant shall cease to exist or shall die or

3.3	this Lease shall be forfeited

(the date on which such event occurs being called the “Relevant Date”) the Landlord may within three months after the Relevant Date by notice in writing require the Surety to accept a lease of the Premises for a term commencing on the Relevant Date and continuing for the residue then remaining of the Term at the same rents and with the same covenants and conditions as are reserved by and are contained in this Lease and in such case the Surety shall take such lease accordingly and execute a counterpart of it and pay all costs and duties in relation to it
4.	The Surety undertakes with the Landlord that:
4.1	its obligations to the Landlord are primary obligations and it is jointly and severally liable with the Tenant (both before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfillment of all the Tenant’s covenants and obligations

4.2	the Surety shall not claim in any liquidation bankruptcy administration receivership composition or arrangement of the Tenant in competition with the Landlord and that the Surety shall remit to the Landlord the proceeds of all judgments and all distributions which the Surety may receive from any liquidator trustee in bankruptcy administrator administrative receiver receiver or supervisor of the Tenant and shall hold for the benefit of the Landlord all security and rights the Surety may have over assets of the Tenant while any liabilities of the Tenant or the Surety to the Landlord remain outstanding and

4.3	if the Landlord shall not require the Surety to take a new lease of the Premises the Surety shall nevertheless upon demand pay to the Landlord a sum equal to the rent first reserved under this Lease and all other sums that would have been payable under this Lease in respect of the period from and including the Relevant Date until the expiry of six months after such Date or until the Landlord shall have granted a lease of the Premises to a third party (whichever shall first occur) in addition and without prejudice to the Surety’s other obligations to the Landlord
5.	The Surety waives any right to require the Landlord to proceed against the Tenant or to pursue any other remedy of any kind which may be available to the Landlord before proceeding against the Surety

6.	The liabilities of the Surety under this Schedule shall not be affected by:
6.1	the granting of time or any other indulgence or concession to the Tenant or any compromise or compounding of the Landlord’s rights

6.2	the Tenant being in liquidation or (as the case may be) declared bankrupt

6.3	any variation in the terms and conditions of this Lease

6.4	any delay in exercising or failure to exercise or other exercise (including re-entry under clause 6.1) of any of the Landlord’s rights against the Tenant

6.5	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant following a breach by the Tenant of its obligations under this Lease

6.6	any legal limitation or any immunity disability or incapacity of the Tenant (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant (including the acceptance by the Tenant of this Lease) may be outside or in excess of the powers of the Tenant or

6.7	any other thing (including the expiration or sooner determination of the Term or any such disclaimer or the death of the Surety (or any of the persons comprising the Surety) or (in relation to one or more of such persons) the discharge of the other person or persons) whereby (but for this provision) the Surety or any of them would be exonerated either wholly or in part from any of the Surety obligations hereunder

FOURTH SCHEDULE
Rent Review Memorandum
Winnersh 540 Winnersh Triangle
Wokingham Berkshire
Lease dated [     ] 1996 between
Slough Properties Limited (1) and
Azur Environmental Limited (2)
Pursuant to the above Lease [       ] as Landlord and [     ] as Tenant record that the yearly rent has been increased to the sum of £[     ] with effect from [relevant Review Date]

Dated:	[ ]

Signed:	________________
Landlord/Tenant
FIFTH SCHEDULE
Documents and matters affecting title
1.	The covenants matters and stipulations set out or referred to in or contained or referred to in the documents referred to in the Property and Charges Registers of the Landlord’s title number BK 167503 so far as the same affect or relate to the Premises other than the various agreements under Section 52 of the Town and Country Planning Act 1971 as varied by the Termination Agreement dated 30th June 1993

2.	A lease dated 5th November 1996 between Slough Properties Limited (1) and Southern Electric plc (2) relating to an electricity substation to the south-east of the Premises
SIXTH SCHEDULE
Part 1
Service Charge for the Estate
Part A
Heads of Expenditure
Costs and liabilities which the Landlord (which in this Schedule shall where the context admits include any other company which is a member of the same group of companies as the Landlord) reasonably and properly incurs or becomes liable to pay or discharge in connection with the Estate or occupiers thereon including the costs of:
1.	repairing maintaining cleaning renewing and resurfacing the Estate Roads (including the renewal of the line markings on the Roads)

2.	repairing maintaining replacing and operating the lighting of the Estate Roads (including the cost of electricity)

3.	repairing maintaining decorating and replacing any estate office for the Estate including:
3.1	the cost of services (including electricity gas and telephone) supplied in any such office

3.2	rates payable in respect of any such office

3.3	the cost of equipment and materials in or for such office to the extent that they are intended to be provided for the purposes of such office
4.	repairing maintaining and renewing any Conducting Media in or for any part of the Estate to the extent that they are not the responsibility of any tenant of the Landlord on the Estate or of a statutory undertaker and do not exclusively serve premises occupied by such a tenant

5.	repairing maintaining cleaning and keeping tidy the Common Areas including the tending care and replacement of plants and trees and the maintenance and upkeep of landscaped areas including nature strips in roads or on roundabouts at or at the approaches to Winnersh Triangle
6.	repair maintenance and replacement of tanks pumps pipes and other equipment (excluding any that form part of the Premises) forming part of the sprinkler system at the Estate including the costs of inspection and maintenance contracts
7.	repair maintenance decoration operation lighting and cleaning of any structures fences walls signs footpaths amenities and things on the Common Areas and benefiting the Estate or part of it including any entrance feature from time to time for the Estate and any equipment associated with it
8.	employing staff for the benefit of the Estate or the provision of any services on or for the Estate (including for the purposes of operating an estate office) including the costs of statutory and other insurance health pension welfare and other payments contributions and premiums and the costs incidental to the performance of the duties of any such staff but where engaged also to perform duties not connected with the Estate only a proportion of each of such costs
9.	rates taxes assessments duties charges burdens impositions and outgoings imposed or charged upon the Common Areas or any part of them (including any estate office) or upon the owner or occupier thereof
10.	insurance in such sum and against such risks as the Landlord shall consider appropriate in respect of damage to any part of the Common Areas (including the Estate Roads) and the structures buildings walls fences and other things thereon
11.	public liability insurance in respect of any liability of the Landlord in relation to the Estate and the Estate Roads
12.	calculating the Service Charge and the Tenant’s liability under this Lease including preparation of accounts and certification

13.	providing such security service for the benefit of the Estate as the Landlord may from time to time consider appropriate

14.	the management of the Estate including the fees and disbursements of:
14.1	any managing agents for or in connection with such management (including the collection of rent and other sums payable by tenants of the Estate to the Landlord but excluding the costs of court proceedings in recovering arrears from tenants other than the Tenant) and the performance of any other duties or services in or about the Estate

14.2	the Landlord’s Surveyor for or in connection with the performance of any function for the purposes of this Lease

14.3	any other individual firm or company engaged to perform services for the Estate or any part of it

14.4	the Landlord where it carries out any service or function to such management (including a fee charged by the Landlord for the collection of rent and other sums payable by tenants of the Estate to the Landlord but excluding the costs of court proceedings in recovering arrears from tenants other than the Tenant)
15.	any other facility service amenity or thing provided on or for the Estate and intended to benefit the Estate and in the interests of good estate management
16.	any value added tax payable on any of the costs referred to in this Part
Part B
Calculation of the Service Charge
1.1	The Landlord shall as soon as practicable after the end of each Service Charge Period:
1.1.1	prepare an account giving particulars of the Service Charge for that Period and showing the Tenant’s Proportion of the Service Charge and

1.1.2	supply to the Tenant a copy of such account
1.2	Upon such account being certified by the Landlord’s Surveyor it shall be conclusive evidence for the purposes of this Lease of all matters of fact referred to in it save in respect of manifest error

2.1	Advance payments on account of the Tenant’s Proportion of the Service Charge in respect of a Service Charge Period shall be paid to the Landlord by the Tenant according to the reasonable and proper estimate made by the Landlord’s Surveyor acting as expert of the amount of the Service Charge for that Period

2.2	Written notice of such estimate shall be promptly given to the Tenant

2.3	Such payments shall be made by equal instalments on each of the quarter days occurring during the relevant Period or (if the estimate is notified to the Tenant after such a quarter day) on such of them as occur after such notification.

2.4	The first advance payment shall be:
2.4.1	in respect of the period from the Commencement Date until the next quarter day after the date of this Lease

2.4.2	paid by the Tenant on the date of this Lease and

2.4.3	calculated according to an estimate of the Service Charge made in accordance with 2.1 and notified in writing to the Tenant
3.	If the Tenant’s Proportion of the Service Charge for a Service Charge Period:
3.1	exceeds any amounts paid by the Tenant to the Landlord as advance payments on account thereof the amount of the excess (or the whole Proportion if no advance payments have been made) shall (notwithstanding the expiration or sooner determination of the Term) be paid by the Tenant to the Landlord within twenty-one days of the supply to the Tenant of the account pursuant to paragraph 1 or

3.2	is less than such amounts so paid the amount of the difference shall be credited to the Tenant against the next payments of rents due
4.	In respect of each of the Service Charge Periods in which occur the Commencement Date and the date of the expiration or sooner determination of the Term the Tenant shall only be obliged to pay the Tenant’s Proportion of the Service Charge in respect of that part of the Service Charge for that Period as bears to the whole of that Service Charge the same proportion that the number of days of the Term occurring in the relevant Period bears to 365
Part 2
Costs of Winnersh 500 facilities
Accessways and landscaping
1.1	The Tenant shall pay to the Landlord on written demand the proper proportion of the costs liabilities fees and expenses which the Landlord incurs or becomes liable to pay in connection with:
1.1.1	the Accessways and any signs or direction notices on or for them including all sums incurred pursuant to clause 5.3 or otherwise in the maintenance repair cleaning lighting renewal and resurfacing of them and

1.1.2	the maintenance of landscaping at Winnersh 500 so far as not demised to any tenant
1.2	In this paragraph 1 the “proper proportion” means (subject to clause 6.8) a fair proportion (which may take into account the extent and nature of use) to be certified by the Landlord’s Surveyor whose decision shall be final and binding on the parties
Other facilities
2.1	The Tenant shall pay to the Landlord on written demand the proper proportion of the costs liabilities fees and expenses which the Landlord incurs or becomes liable to pay in connection with the provision and maintenance of any other facility service amenity or thing for the benefit or use of the tenants or occupiers of and in Winnersh 500

2.2	In this paragraph 2 the proper proportion means (subject to Clause 6.8) the proportion which the gross external area of the Building bears to the aggregate of that area and the gross external area of the other buildings at Winnersh 500 (or any buildings replacing such buildings)
Part 3
Costs of Additional Access
1.	The Tenant shall pay to the Landlord on written demand the proper proportion of the costs liabilities fees and expenses which the Landlord incurs or becomes liable to pay in connection with:
1.1	repairing maintaining cleaning renewing and resurfacing the Additional Access or

1.2	repairing maintaining replacing and operating any lighting of the Additional Access
2.	In this Part 3 the proper proportion means (subject to clause 6.8) the proportion which the gross external area of the Building bears to the aggregate of that area and the gross external area of Building 535

SEVENTH SCHEDULE
Materials referred to in clause 4.18.2
The schedule annexed to this Lease and headed “The Seventh Schedule”
(       THE COMMON SEAL of SLOUGH
(       PROPERTIES LIMITED was
(       affixed to this deed in the
(       presence of:
Director /s/ [Illegible]
Secretary /s/ [Illegible]

FIRST SCHEDULE
BUILDING NO. 540
ESKDALE ROAD
WINNERSH TRIANGLE
WINNERSH
A two storey, office/production building measuring approximately, 18.25m (59’10”) by 31.52m (103’5”) comprising at ground floor, office and production areas and first floor office, the whole providing gross external areas of:-

Production Area	364.96 m2	(3,928 sq.ft.)
First Floor Office	185.41m2	(1,996 sq. ft.)
Ground Floor Office	185.41 m2	(1,996 sq. ft)

Total	735.78 m2	(7,920 sq. ft)
FOUNDATIONS
Mass concrete bases and trench fill foundations, to structural engineer’s design and specification.
FRAME
Steel frame of columns and beams all to structural engineer’s design and specification.
ROOF
Roof comprises profiled steel sheeting with light grey coloured plastisol finish and supported on galvanised mild steel purlins and galvanized zed spacers. Internal roof lining of galvanised PVF2 coated profiled lining sheets, cavity between containing 80mm layer of rockwool insulation.
Rainwater is conducted away via insulated, galvanised pressed steel gutters discharging into internal PVCu rainwater pipes connected to the below ground surface water drainage system.
EXTERNAL WALLS
Cavity wall construction of 103mm facing bricks and internal skin of 100mm blockwork finished fair faced and emulsion painted within the production area with a partially filled cavity containing 65mm rockwool insulation held against inner skin. Internal faces of the external walls to offices finished with plasterboard drylining with an emulsion paint finish.

South (front) elevation comprises facing brick piers surmounted by facing brick parapet with PVF2 colour coated, galvanised steel copings and contains 4 No. full height panels of curtain walling and 1 No. recessed full height entrance screen.
The curtain walling/window system has a self-draining thermally broken and pressure equalised aluminum frame with an external coating of black powder coating with silver grey anolok 541 anodised cappings. The internal coatings being matt white polyester powder coat.
Double glazing within the curtain walling and windows consists of 6mm grey anti-sun outer pane, 12mm cavity and 6mm clear inner pane. Insulated look-a-like panels provided where vision not required.
Curtain walling panels each have four top hung opening lights. The curtain walling and entrance canopy are set within recesses and are provided with PVF2 coated galvanised steel brise solier over the ground floor windows.
The full height entrance screen contains two opening lights, a matching three panel door complete with polished stainless steel furniture, mortice lock and concealed bolts at head and foot. The entrance screen also contains PVF2 coated letter plate inset within the glazing units. A stainless steel, tubular framed feature panel is provided over the main entrance between brick piers left ready to receive tenant’s signage.
East elevation contains three full height panels of curtain walling. One painted steel Henderson Defender door set including butt hinges and push bar panic latch, one electrically operated insulated sectional up and over loading door approximately 5m x 3.85m.
North elevation comprises cavity brickwork as previously described with feature brick walling. East elevation comprises double block party wall.
EXTERNAL AREAS

South:	-	Car parking in concrete block paving for five cars.
	-	Landscaping incorporating shrubs and semi mature trees.
	-	Block paving footpaths.

East:	-	2.4m high x 200mm diameter painted mild steel tubular bollards with cranked tops to loading door reveals.
	-	Two retractable anti ram bollards to loading bay door.
	-	Remote landscaping incorporating shrubs and semi mature trees.
	-	Car parking in concrete block paving for fourteen cars.

INTERNAL
WALLS
Internal blockwork walls forming at ground floor level division between office/production areas and staircase, disabled, male and female toilet accommodation and tea room and at first floor level, staircase, male and female toilet accommodation and plant area.
Dividing wall between production and office areas is of two skins of 100mm blockwork, remaining walls generally of 100mm blockwork.
General office areas and staircase are plasterboard drylined with emulsion paint finish. Toilet accommodation and tea room plasterboard drylined with ceramic tile finish. First floor cleaners’ cupboard and plant room finished fair faced blockwork. All drylined walls provided with varnished ash skirtings. External windows provided with Durapal laminate faced window boards.
Internal walls contain at ground floor level six and first floor level four flush faced ash veneered semi solid core doors incorporating glazed vision panels to circulation areas. Fire doors glazed with Georgian wired polished plated glass.
Ground and first floor staircase entrances incorporate staircase screen in solid ash with Georgian wired polished plate glass. Doors complete with polished stainless steel door furniture, mortice latches or locks, kicking plates, door signage and door closers as appropriate all set in solid ash frames and architraves with clear varnished finish.
Toilet Accommodation

Ground Floor:	2 No.	WC suites.
Male	2 No.	Hand basins.
	2 No.	Urinals.

Ground Floor: Female	2 No.	WC suites.
	2 No.	Hand basins.
Tea Room:	1 No.	Stainless steel single bowl, single drainer sink set in post formed melamine worktop with base units under.

Ground Floor:	1 No.	WC suite.
	1 No.	Hand basin.
Disabled Toilet	3 No.	Fixed grab rails.
	1 No.	Retractable grab rail.

First Floor:	1 No.	WC suite.
Male Toilet	1 No.	Hand basin.
	1 No.	Urinal.

First Floor:	1 No.	WC suite.

Female Toilet	1 No.	Hand basin.
All sanitary fittings are white vitreous china (commercial standard) and provided with all taps, plugs, chains and wastes and connected to hot and cold water supplies as necessary and connected to the below ground foul drainage system. Mirrors provided over hand basins.
FLOORS
Ground floor to production area comprises of a powerfloated reinforced concrete floor to BRE medium load classification incorporating proprietary anti-dust sealant.
Ground floor office of reinforced concrete floor designed for a uniformly distributed load of 6 KN per m2 (120lb per sq. ft) with a raised access floor to PSA medium grade providing 150mm clear void. Raised access floor finished with Esco Pallas Excel or similar carpet tiles.
First floor comprises of precast prestressed concrete planks designed for a superimposed load excluding self weight of 3.5KN per m2 (70lb per sq. ft.). Office areas complete with PSA medium grade raised access floor with 150mm clear void. Raised access floor finished with Esco Pallas Excel or similar carpet tiles.
Toilet areas to ground and first floors finished with Polyflor Finesse vinyl floor covering.
Staircase and associated lobbies finished with carpet tiles to match general office areas and incorporate non-slip safety nosings.
Matwell and Jaymart grimestopper mat inset provided to the main entrance lobby area.
CEILINGS
Ceiling to production area comprises underside of structural soffit to first floor offices.
Ceiling throughout remainder of offices, staircase and toilet accommodation comprises of 600mm x 600mm ceiling tiles. Rachter Systems Rafa Co-ordinate 9 Plain or similar tiles set in a micro look exposed grid.
STAIRCASE
Staircase of precast reinforced concrete complete with polished stainless steel handrail. The stairs are fitted with solid ash strings and skirtings with clear varnish finish to match remainder of accommodation.
ELECTRICAL INSTALLATION
Lighting is provided as follows:-
Ground Floor Office:   19 No. Recessed fluorescent luminaires (1200mm x 600mm).

Ground Floor Toilet	5 No.	Recessed compact fluorescent downlights.
Accommodation		Concealed fluorescent batten luminaires above mirrors and WC’s.
Kitchenette & Lobby:
	2 No.	Circular recessed fluorescent fittings with prism louvres.

Production Area:	9 No.	Sodium boxed downlighters.

Disabled Toilets:	1 No.	Shallow dome, wall mounted fluorescent fitting.

Staircase &	4 No.	Recessed, compact, fluorescent downlights.
Associated Lobbies:	3 No.	Wall mounted, feature, fluorescent fittings.
	3 No.	Recessed, circular, fluorescent luminaires.

First Floor Toilet	3 No.	Compact fluorescent downlights
Accommodation:	2 No.	Concealed fluorescent batten luminaires above WC’s.

First Floor Office:	22 No.	1200mm x 600mm recessed fluorescent luminaires with V cross blade low brightness louvres.

External:	3 No.	Compact fluorescent downlights to canopy over entrance. Tungsten floodlight over rear loading bay door.
Emergency lighting to office and production areas comprises of self contained emergency lighting unit installed to meet fire officers requirements for an open plan office and production area.
Small power is provided as follows:-

Ground Floor Office:	3 No.	13A switched socket outlet.

Ground Floor Toilet Lobby:	1 No.	13A switched socket outlet.

Kitchenette:	1 No.	13A twin switched socket outlet.

Production Area:	1 No.	Surface mounted 13A twin switched socket outlet.

Staircase and	2 No.	13A switched socket outlets.
Associated Lobbies:

First Floor Office:	3 No.	13A switched socket outlets.

Plant Room:	1 No.	Surface mounted 13A switched socket outlet.
Control and protection is provided by: -
A 200KVA electricity supply is provided complete with all necessary distribution equipment:

1 No.	400 A load switch (main incomer)
1 No.	Dorman Smith switchgear load bank distribution board provided with two 100A switches, a 32A switch for external lighting, two 25A switches for fire alarm supply and heating and ventilation control equipment.

1 No.	Lighting and power distribution board for offices.
1 No.	Distribution board for production area lighting and power.
1 No.	External lighting DB stop and control panel.
1 No.	Lighting contactors panel.
The installation is wired in PVC cable of reputable manufacture and encased in welded steel screwed conduit and galvanised trunking fully complying with the present day good practise and the regulation of the Institute of Electrical Engineers.
HEATING
Heating is provided to the offices, toilets, tea room, staircase and circulation areas by a low pressure hot water system serving pressed metal radiators each complete with thermostatic radiator controls.
A gas fired low pressure hot water boiler complete with twin wall insulated flue and all necessary pumps, valves, thermostats and controls being located on the first floor plant area.
GAS INSTALLATION
An incoming metered and valved gas supply is provided serving boiler installation.
HOT WATER
Hot water is provided to all sanitary accommodation via a wall mounted Heatrae Sadia instantaneous electric water heater. A further Heatrae Sadia ‘Handy’ water heater is provided within the disabled toilet.
TELECOMMUNICATIONS
Incoming telephone duct is provided within the ground floor office left ready to receive tenant’s installation.
VENTILATION
Toilet areas are ventilated to provide six air changes per hour.
Thermostatically controlled roof mounted extract fans installed to exhaust air from the first floor office ceiling void to reduce void temperature build up at times of high solar gain through the roof.
WATER INSTALLATION
Incoming water main to supply Authority’s meter. From the Authority’s meter the supply is distributed within the building to serve drinking water points direct and sanitary appliances, from a storage tank.

FIRE ALARM INSTALLATION
A multi zone electronic fire alarm system incorporating break glass points at all exit doors and electronic sounders installed to meet the Fire Officer’s requirements for an open plan office and production area.

The Seventh Schedule
CHEMICALS TO BE USED BY AZUR
ENVIRONMENTAL AT ITS UK FACILITY
The solvents which will be used by Azur Environmental for the purposes of research and development will be those used by a typical life sciences laboratory and are most likely to be :
lower alcohols (methanol, ethanol, isopropanol)
toluene, xylene and related compounds
hydrochloric, sulphuric and nitric acids.
The maximum quantities of each held at any one time would not exceed two winchesters (2 x 2.5 litres) and all would be stored in compliance with existing fire and Health and Safety legislation, eg. solvents would be stored in an approved fireproof cabinet.
A variety of dry chemicals will be held but it is impossible to specify these except that they are unlikely to differ significantly from those found in a standard life science laboratory. These will be stored and used in accordance with current Health and Safety legislation.
No hazardous or unusual chemicals will be used in Manufacturing.
All chemicals will be disposed of in accordance with recommended practice.
A safety adviser with many years experience is being appointed to ensure compliance with current legislation.

DATED	27th September	2001
AZUR ENVIRONMENTAL LIMITED
- and -
MICROSCIENCE LIMITED

ASSIGNMENT OF LEASE
540 Eskdale Road Winnersh Triangle
Wokingham Berkshire

SHADBOLT & CO
Reigate

THIS ASSIGNMENT is made the 27th day of September 2001
BETWEEN:
(1)	AZUR ENVIRONMENTAL LIMITED (Company Registration no 2538199) whose registered office is at 540/545 Eskdale Road Winnersh Triangle Wokingham Berkshire RG41 5TU (‘the Assignor);

(2)	MICROSCIENCE LIMITED (Company Registration no 03270465) whose registered office is at 545 Eskdale Road Winnersh Triangle Wokingham RG41 5TU (‘the Assignee’)
WHEREAS
(1)	Lease or underlease

By a lease particulars of which are set out in the first schedule (‘the Lease’) the property more particularly described in the Lease the postal address of which is set out in the second schedule (‘the Property’) was demised to the Assignor for the term of years and at the yearly rent set out in the first schedule subject to the performance and observance of the covenants on the part of the Assignor and the conditions contained in the Lease and subject to and with the benefit of the document particulars of which are set out in the Third Schedule (“the documents”).

(2)	Agreement for sale

The Assignor has agreed with the Assignee in consideration of the covenant on the part of the Assignee contained below for the assignment to the Assignee of the Property for the residue of the term granted by the Lease subject to and with the benefit of the documents.
NOW THIS DEED WITNESSES as follows:
1.	Assignment

In pursuance of the above agreement and in consideration of the covenant on the part of the Assignee contained below the Assignor with full title guarantee assigns to the Assignee ALL THAT the Property TO HOLD the Property to the Assignee for the residue now unexpired of the term of years granted by the Lease SUBJECT henceforth to the payment of the rent reserved by and the performance and observance of the covenants and agreements on the part of the lessee and the conditions contained in the Lease and the documents.

2.	Covenant for indemnity

The Assignee covenants with the Assignor that it and its successors in title to the Property will during the continuance of the term granted by the Lease

2

pay the rent reserved by and perform and observe covenants conditions restrictions stipulations and other matters contained or referred to in the Lease and the documents and will keep the Assignor indemnified against all proceedings costs claims and expenses whatsoever on account of any omission to pay the rent reserved by or any breach of any of the covenants agreements and conditions contained in the Lease and in the documents.

3.	Covenants for title

It is hereby agreed and declared between the Assignor and the Assignee that the covenants implied by section 4 of the Law of Property (Miscellaneous Provisions) Act 1994 shall be varied so that the Assignor shall be under no liability for any failure to carry out any works of repair renewal or decoration to the Property or for any other works required under the lease when ever those works are due to be carried out.

4.	Rights of public record

It is further agreed and declared between the Assignor and the Assignee that for the purposes of section 6(2) Law of Property (Miscellaneous Provisions) Act 1994, all matters now recorded in registers open to public inspection are to be considered with in the actual knowledge of the Assignee.

5.	Contracts (Rights of Third Parties) Act 1999

It is not intended that any term of this deed shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999.

6.	Certificate of value

It is hereby certified that the transaction hereby effected does not form part of a larger transaction or of a series of transactions in respect of which the amount or value of the aggregate amount or value of the consideration exceeds the sum of £60,000.
IN WITNESS of which this assignment has been executed as a deed and has been delivered on the date first written above
FIRST SCHEDULE
Particulars of the Lease
13 December 1996 : Slough Properties Limited (1) and the Assignor (2)

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SECOND SCHEDULE
Postal address of the Property
540 Eskdale Road Winnersh Wokingham Berkshire
THIRD SCHEDULE
The documents

Date	Document	Parties

13 December 1996	Licence for Alterations	Slough Estates Limited (1)
and the Assignor (2)

4

EXECUTED as a deed by	)
AZUR ENVIRONMENTAL LIMITED	)
Acting by two directors or a director	)
and the company secretary	)

Director /s/ [Illegible]

Secretary /s/ [Illegible]

For and on behalf of
MAWLAW SECRETARIES LTD

EXECUTED as a deed by	)
MICROSCIENCE LIMITED	)
Acting by two directors or a director	)
and the company secretary	)

Director /s/ [Illegible]

Director/Secretary /s/ Jonathan RHH Pockson

5